UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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Conduent Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (“Amendment No. 1”) is being filed to amend and supplement Conduent Incorporated’s (the “Company”) definitive proxy statement for its 2019 Annual Meeting of Shareholders (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on April 22, 2019, in order to (1) correct the deadlines for shareholder submissions of proposals, director nominations and other business for the Company’s 2020 Annual Meeting of Shareholders and (2) describe a previously disclosed anticipated leadership transition at the Company.

This Amendment No. 1 contains an important amendment to the information in the Proxy Statement and should be read in conjunction with the Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement. Except as described below, this Amendment No. 1 does not modify or update any disclosures presented in the Proxy Statement. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

CHANGES TO PROXY STATEMENT

The first and second paragraphs in the section entitled “General Information About The Annual Meeting–What are the deadlines and requirements for shareholder submission of proposals, director nominations and other business for the 2020 Annual Meeting” on page 4 of the Proxy Statement are hereby amended and restated in their entirety as follows:

We expect to hold our 2020 Annual Meeting of Shareholders during the second half of May 2020 and to file and make available or mail, as applicable, our Proxy Statement for that meeting during the first half of April 2020. Under SEC proxy rules, if a shareholder wants us to include a proposal in our Proxy Statement and proxy card for the 2020 Annual Meeting of Shareholders, the proposal must be received by us no later than December 24, 2019.

Any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2020 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide the Company advance notice of such nominee or business which must be received by the Company no earlier than November 24, 2019 and no later than December 24, 2019.  Any such notice must comply with requirements set forth in our by-laws. Nominations for director must be accompanied by a written consent of the nominee consenting to being named as a nominee and serving as a director if elected. Proposals and other items of business should be directed to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary.

The third paragraph in the section entitled “Election of Directors–Director Nomination Process” on page 12 of the Proxy Statement is hereby amended and restated in its entirety as follows:

Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee may do so by submitting a written recommendation to the Secretary of the Company at Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and current board memberships (if any), for the Corporate Governance Committee to consider. All submissions are reviewed by the Corporate Governance Committee. Recommendations received no earlier than November 24, 2019 and no later than December 24, 2019 will be considered for nomination at the 2020 Annual Meeting of Shareholders.

The following two paragraphs are added after the last paragraph in the section entitled “Election of Directors” on page 6 of the Proxy Statement:

On May 8, 2019, the Company announced that Ashok Vemuri intends to step down as the Company’s Chief Executive Officer and as a member of the Board. To ensure an orderly transition, Mr. Vemuri will continue in his current role as Chief Executive Officer and as a member of the Board of Directors until his successor is appointed, which the Board expects to occur during the third quarter of 2019.

The Company’s Board has initiated a search to identify the Company’s next Chief Executive Officer and is considering internal and external candidates as part of the process. The search will be led by a special committee of the Board, consisting of Nicholas Graziano as Chair, Joie Gregor, Scott Letier and Virginia Wilson. The Board has retained an executive search firm to assist with the process.